Exhibit 4.13

Debt Assignment and Offset Agreement

This Debt Assignment and Offset Agreement (the “Agreement”) is entered into on March 10, 2021 by and among Yang Qihu (PRC Identification number: [            ], the “Transferor”), Beijing Zhizheng Music Culture Co., Ltd. (Uniform Social Credit Code No.: 91110108MA01TUGH9H, the “Transferee”), and Tencent Music (Beijing) Co., Ltd. (the “Tencent Music”),

Whereas, Yang Qihu and Beijing Zhizheng Music Culture Co., Ltd. entered into a share transfer agreement on March 1, 2021, (the “Share Transfer Agreement”), pursuant to which the Transferor should transfer 50% equity interest held by him of Xizang Qiming Music Co., Ltd. (the “VIE Company”, which equals to RMB 5,000,000 of the registered capital of the VIE Company) to the Transferee. According the Share Transfer Agreement, the consideration of the Target Equity is RMB 1 (the “Transfer Price”).

Whereas, the Transferor and Tencent Music entered into a Loan Agreement on February 8, 2018 (the “Loan Agreement”), pursuant to which Tencent Music collectively lent RMB 5,000,000 (the “Loan”) to the Transferor but the Loan was not actually issued, pursuant to which the Transferee inherited all rights and obligations of the Transferor under the Loan Agreement.

In view of above, the parties agree as follows:

1.

The Transferor agrees to transfer all of its obligations under the Loan Agreement (including the obligation to repay the loan, if any) to the Transferee and the Transferee agrees to inherit all of the obligations. As the consideration that the Transferee agrees to inherit the relevant obligations, the portion of the Transfer Price equal to the Loan that the Transferee shall pay to the Transferor, shall be deemed paid. When this Agreement comes into effect, the Transferee shall replace the Transferor as the borrower under the Loan Agreement. From the date of execution this agreement, the specific rights and obligations of the Transferee and Tencent Music regarding the Loan shall be subject to the “Loan Agreement” re-signed by the Transferee and Tencent Music on March 10, 2021.

2.	Tencent Music, as the creditor of the Loan, agrees the assignment of the debt under Article 1 hereof.

3.	This agreement shall come into force automatically upon the effective date of the Share Transfer Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

This page is the Debt Assignment and Offset Agreement signed by and among Yang Qihu, Beijing Zhizheng Music Culture Co., Ltd. and Tencent Music (Beijing) Co., Ltd. This is page is left blank.

Yang Qihu

Signature: /s/ Yang Qihu

Beijing Zhizheng Music Culture Co., Ltd.

[COMPANY CHOP IS AFFIXED]
/s/ Beijing Zhizheng Music Culture Co., Ltd.

Tencent Music (Beijing) Co., Ltd.

[COMPANY CHOP IS AFFIXED]
/s/ Tencent Music (Beijing) Co., Ltd.

Signature Page to the Debt Assignment and Offset Agreement re Xizang Qiming Music Co., Ltd.